Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 790 to Registration Statement No. 33-26305 on Form N-1A of our report dated October 25, 2017, relating to the financial statements and financial highlights of BlackRock Multi-Manager Alternative Strategies Fund, a series of BlackRock FundsSM, appearing in the Annual Report on Form N-CSR of the BlackRock FundsSM for the year ended August 31, 2017, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

December 22, 2017